Exhibit 10.6
PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
AMENDED AND RESTATED
ON-SITE PRODUCT SUPPLY AGREEMENT
BETWEEN
THE BOC GROUP, INC.
AND
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC
DATED AS OF June 1, 2005

Page
SECTION 20	INSURANCE	24
SECTION 21	TAKING & CASUALTY	25
SECTION 22	LIAISONS	27
SECTION 23	GENERAL PROVISIONS	27

EXHIBITS

EXHIBIT A	CERTAIN SPECIFICATIONS, CAPABILITIES AND CAPACITIES
EXHIBIT B	PRICE ADJUSTMENTS
EXHIBIT C	ACCEPTABLE AIR CONTAMINANT LEVELS
EXHIBIT D	THE COFFEYVILLE PLANT SITE
EXHIBIT E	THE BOC PLANT SITE
EXHIBIT F	ITEMS TO BE PROVIDED BY COFFEYVILLE RESOURCES
EXHIBIT F-l	COOLING WATER SPECIFICATIONS
EXHIBIT F-2	HYDROGEN SPECIFICATIONS
EXHIBIT F-3	EXCESS POWER CALCULATION METHODOLOGY
EXHIBIT G	PRICING SCHEDULE
EXHIBIT H	PURCHASE PRICE
EXHIBIT I	TERMINATION FEE
EXHIBIT J	MEMORANDUM OF LICENSE
EXHIBIT K	CALCULATION OF LOST LIQUID ADJUSTMENT FACTOR, JULY 2005

iii

AMENDED AND RESTATED ON-SITE PRODUCT SUPPLY AGREEMENT
     THIS AMENDED AND RESTATED ON-SITE PRODUCT SUPPLY AGREEMENT (“Agreement”), made and effective as of the 1st day of June, 2005, by and between THE BOC GROUP, INC., a Delaware corporation, acting by and through its BOC Gases Division (“BOC”), COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC, a Delaware limited liability company (“Coffeyville Resources”).
WITNESSETH:
WHEREAS, Farmland Industries, Inc. (“Farmland”) and BOC originally entered into the On-Site Product Supply Agreement (“Original Agreement”) dated December 3, 1997; and
WHEREAS, Farmland and BOC entered into Amendment No. 1 to the Original Agreement dated December 31, 1999; and
WHEREAS, Farmland assigned the Original Agreement, as amended, to Coffeyville Resources effective March 4, 2004; and
WHEREAS, Coffeyville Resources and BOC desire to further amend the Original Agreement to incorporate Amendment No. 1 and to incorporate such further amendments into this Amended and Restated On-Site Product Supply Agreement, which replaces and supersedes the Original Agreement, as amended by Amendment No. 1.
IN CONSIDERATION OF THE PROMISES HEREINAFTER CONTAINED, BOC AND COFFEYVILLE RESOURCES HEREBY AGREE WITH EACH OTHER AS FOLLOWS:
SECTION 1 DEFINITIONS
     For purposes of this Agreement, the following terms shall have the meanings indicated below:
     (a) “Argon” — a by-product liquid product produced by the BOC Facility.
     (b) “BOC Entities” shall have the meaning given such term in Section 19(c) hereof.
     (c) “BOC Facility” — a plant for the production of Product and Argon (the “BOC Plant”), including metering and related facilities, together with interconnected liquid Oxygen Product and liquid Nitrogen Product storage vessels and vaporization equipment (the “Liquid Product Storage Facility”), all connected to the BOC Pipelines and having the production, delivery, liquid storage and vaporization capabilities or capacities stated in Paragraphs II and III of Exhibit A hereto, which shall be owned or leased, maintained and operated by BOC on the BOC Plant Site.

     (d) “BOC Pipelines” — pipelines suitable for use in connection with the delivery of Product hereunder, that shall be owned or leased and maintained by BOC, connecting the BOC Facility with the respective Coffeyville Resources Pipelines.
     (e) “BOC Plant” shall have the meaning given such term in Section l(c) hereof.
     (f) “BOC Plant Site” — a parcel of land located on the Coffeyville Plant Site on which the BOC Facility is located, which parcel is more particularly identified on Exhibit E hereto.
     (g) “Bona Fide Offer” — a written offer, made in good faith and setting forth commercially reasonable terms for the purchase of CO2 Byproduct produced at the Coffeyville Facilities, which offer shall set forth, in reasonable detail, all information which is reasonably required to evaluate the economics of the deal, including, at a minimum, if applicable, information relating to the: (i) distribution or percentage of ownership and/or entitlement to profits, losses, tax credits, carbon sequestration credits earned in connection with the sale of CO2 Byproduct, as between BOC, Coffeyville Resources and any third party or parties; (ii) project costs; (iii) project capacity; (iv) project schedule; (v) raw CO2 gas pricing; (vi) finished product pricing; (vii) marketing rights; and (viii) operating and maintenance responsibility.
     (h) “CDA Product” — clean, dry air product conforming to the product specifications set forth in Paragraph I of Exhibit A hereto.
     (i) “CO2 Byproduct” — the gaseous carbon dioxide produced by the Coffeyville Facilities as a byproduct and made available as contemplated by Section 5 hereof.
     (j) “Coffeyville Entities” shall have the meaning given such term in Section 19(a) hereof.
     (k) “Coffeyville Facilities” — those facilities and plants (including the gasification plant, ammonia synthesis loop and UAN plant) located at the Coffeyville Plant Site, but not including the Facilities.
     (1) “Coffeyville Pipelines” — pipelines suitable for use in connection with the delivery of Product hereunder, that shall be owned or leased by Coffeyville Resources and operated and maintained by or for the benefit of Coffeyville Resources, connecting the Coffeyville Facilities with the BOC Pipelines at respective points on the boundary of the BOC Plant Site, as agreed upon by Coffeyville Resources and BOC.
     (m) “Coffeyville Plant Site” — the parcel of land near Coffeyville, Kansas on which Coffeyville Resources’ fertilizer complex (including the Facilities) is located, which parcel is more particularly identified on Exhibit D hereto.
     (n) “Environmental Laws” — any now-existing or hereafter enacted or promulgated federal, state, local, or other law, statute, ordinance, rule, regulation or court order pertaining to (i) environmental protection, regulation, contamination or clean-up, (ii) toxic waste, (iii)

underground storage tanks, (iv) asbestos or asbestos-containing materials, or (v) the handling, treatment, storage, use or disposal of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, or state lien or state superlien or environmental protection, regulation, contamination or clean-up statutes, all as exist from time to time.
     (o) “Environmental Loss” — all (i) claims, demands, judgments, liabilities, losses, damages, civil penalties and civil fines, (ii) attorneys’, experts’, consultants’, contractors’, or accountants’ fees, expenses, court costs and other out-of-pocket expenses, and (iii) costs of investigation, characterization, remediation, clean-up and disposal, which arise as a result of a violation of any Environmental Law or the presence, use, handling, storage, disposal, release, treatment, processing or utilization of any Hazardous Substances.
     (p) “Facilities” — together, the BOC Facility and the BOC Pipelines.
     (q) “Force Majeure” — “Force Majeure” shall have the meaning given such term in Section 11(a) hereof.
     (r) “Gasification Project” — the gasification to ammonia project at the Coffeyville Plant Site including, but not limited to, a gasification plant, an ammonia synthesis loop and related storage facilities, a UAN plant and related storage facilities, coke handling and storage facilities, and interconnecting piping and related off-site support facilities, including utilities.
     (s) “Hazardous Substance” — any of the substances that are defined or listed in, or otherwise classified, or which may come to be so defined, listed or classified pursuant to, any applicable statutes, laws, rules or regulations, as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties, including but not limited to any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of any person in the vicinity of the Coffeyville Plant Site.
     (t) “High Pressure Air Product” — clean, dry air product conforming to the product specifications set forth in Paragraph I of Exhibit A hereto.
     (u) “Liquid Product Storage Facility” shall have the meaning given such term in Section l(c) hereof.
     (v) “Minimum Product Charge” — the minimum monthly charge payable by Coffeyville Resources to BOC hereunder with respect to Product as more specifically described on Exhibit G hereto, subject to adjustment as provided herein.
     (w) “Nitrogen Product” — nitrogen gas (including vaporized liquid) and liquid conforming to the product specifications set forth in Paragraph I of Exhibit A hereto.

     (x) “Oxygen Product” — oxygen gas (including vaporized liquid) and liquid conforming to the product specifications set forth in Paragraph I of Exhibit A hereto.
     (y) “Permits” — licenses, permits and approvals of third parties, governmental agencies or authorities, including licenses, permits and approvals of governmental agencies or authorities respecting health, safety and the environment.
     (z) “Product” — collectively CDA product, Oxygen Product and Nitrogen Product.
     (aa) “Standard Cubic Foot” — the quantity of Product which would occupy a cubic foot of space at a pressure of 14.7 pounds per square inch absolute and a temperature of 70°F (the phrases “Standard Cubic Foot” and “Standard Cubic Feet” are sometimes hereinafter abbreviated “scf”).
     (bb) “Supply Period” — that period of time commencing on June 1, 2005 and ending on April 30, 2020 (subject to extension or earlier termination pursuant to the provisions hereof).
SECTION 2 THE BOC FACILITY AND THE PIPELINES
     (a) BOC shall indemnify and hold Coffeyville Resources and the other Coffeyville Entities harmless from and against any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees), arising from (i) noncompliance by BOC or BOC Entities with any Environmental Laws or (ii) conditions on, at or under the BOC Plant Site, in each case, caused by BOC’s construction of the Facilities or other operations from and after the date that BOC occupies the BOC Plant Site. Coffeyville Resources shall indemnify and hold BOC and the other BOC Entities harmless from and against any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees), arising from (i) noncompliance by Coffeyville Resources or Coffeyville Entities with any Environmental Laws caused by Coffeyville Resource’s occupation, use or operation of the Coffeyville Facilities or the Coffeyville Plant Site (whether prior to, on, or following the date that BOC occupies the BOC Plant Site) or (ii) conditions on, at or under the BOC Plant Site prior to the date that BOC occupies the BOC Plant Site. All indemnification obligations pursuant to this Section 2(a) shall be subject to the provisions of Section 19(e) and 19(f) hereof.
     (b) Subject to section 2(d), the BOC Plant Site shall be occupied exclusively by BOC solely for the construction, use, operation and maintenance of the Facilities for the supply of Products as contemplated hereunder and the retention and sale of certain other industrial gases as set forth in Sections 3 and 5 hereof, without cost for such occupancy, until the Facilities are removed in accordance with the terms hereinafter provided.
     (c) Commencing on the date of execution and delivery of this Agreement, Coffeyville Resources grants to BOC and its directors, officers, employees, agents, contractors and subcontractors, with or without vehicles, equipment, materials and machinery, the following easements, rights-of-way and licenses over the Coffeyville Plant Site (provided that any such use shall not unreasonably interfere with the use or occupancy by or on behalf of Coffeyville

Resources of the Coffeyville Plant Site and that BOC will cooperate with Coffeyville Resources and any and all third parties at the Coffeyville Plant Site to coordinate such use):
     (i) at all times by day or by night to enter upon and use all or any of the Coffeyville Plant Site for the purpose of installing, maintaining, repairing, reconstructing, renovating, replacing, modifying, operating or removing all or any portion of the BOC Facilities located thereon;
     (ii) in locations reasonably satisfactory to BOC and Coffeyville Resources and subject to Coffeyville Resource’s reasonable direction at all times by day or by night for road purposes, to enter upon, cross, pass and repass over and exit from all or any of the Coffeyville Plant Site to the extent reasonably necessary for access and egress to and from the BOC Plant Site; and
     (iii) in locations reasonably satisfactory to BOC and Coffeyville Resources and subject to Coffeyville Resource’s reasonable direction, at all times by day or by night, to enter upon and use all or any of the Coffeyville Plant Site for other purposes to the extent reasonably necessary to enable BOC to perform its obligations under this Agreement;
all of which easements, rights-of-way and licenses are granted subject to BOC’s compliance with the reasonable security and safety requirements and rules of Coffeyville Resources, and shall remain in full force and effect until the earlier of: (i) 360 days after the expiration or other termination of this Agreement; or (ii) the date the Facilities are removed from the BOC Plant Site. Farmland previously delivered to BOC a Memorandum of License in the form attached hereto as Exhibit J, which remains in effect.
     (d) Coffeyville Resources hereby reserves for itself and for its agents, contractors, tenants, licensees and employees: (i) the non-exclusive right to use the BOC Plant Site for such ingress, egress, utility facilities and other connections and uses as may be reasonably necessary in connection with the ownership, use, enjoyment, repair, maintenance and expansion of the Coffeyville Facilities; (ii) the non-exclusive right to use a 12-feet-wide portion of the BOC east-west pipe rack within the BOC Plant Site with a loading capacity up to 30 pounds per square foot for the installation, operation and maintenance by Coffeyville Resources of its cable tray and cables; provided, however, that Coffeyville Resources shall not exercise its rights with respect to any such reserved rights in any manner that unreasonably interferes with the use of the BOC Plant Site by BOC in accordance with the terms of this Agreement (except that Coffeyville Resources may interfere with BOC’s use of the BOC Plant Site to the extent necessary to comply with any Environmental Laws or that certain Resource Conservation and Recovery Act (RCRA) Facility Investigation Order dated October 24, 1995, issued to Farmland Industries, Inc., Coffeyville Resources’ predecessor, by the United States Environmental Protection Agency, which interference shall not be deemed a Force Majeure for purposes of this Agreement).
     (e) The BOC Facilities are not intended to be or to become a fixture or otherwise part of the BOC Plant Site, or of any other property owned by Coffeyville Resources or its assigns notwithstanding the manner in which it, or any part of it, is installed or affixed, but said Facilities are intended to remain the personal property of BOC (or its lessor) at all times. Coffeyville

Resources shall indemnify and hold BOC harmless from and against any and all losses, costs, damages, claims and liabilities arising out of any inability (including any delay) on the part of BOC to remove all or any part of the Facilities from the BOC Plant Site, pursuant to Section 2(j) or otherwise, because of any right on the part of Coffeyville Resources or its assigns to the effect that the same is a fixture or otherwise part of the BOC Plant Site and may not be removed from the BOC Plant Site (including any assertion of any such right), together with all costs and expenses (including reasonable legal fees) incurred by BOC in resisting any such right or assertion, whether or not such resistance was successful, such indemnification to be subject to the provisions of Sections 19(e) and 19(f) hereof.
     (f) Coffeyville Resources shall provide, at the BOC Facility, sufficient quantities of the items listed on Exhibit F as may, from time to time, be reasonably required for the construction, operation and maintenance of the BOC Facility, all of which shall be, except as set forth in Exhibit F or otherwise specified herein, without cost to BOC. Coffeyville Resources acknowledges that BOC intends to operate the BOC Plant at all times during the Supply Period, including those times when Coffeyville Resources does not desire to take delivery of any Product, and Coffeyville Resources shall provide sufficient quantities of the items listed on Exhibit F as may be reasonably required to operate the BOC Plant at all such times during the Supply Period.
     (g) BOC shall not do or permit others under its control to do any work in or about the BOC Plant Site, or related to any repair, rebuilding, restoration, replacement, alteration of or addition to the BOC Plant Site, unless BOC shall have first procured and paid for all necessary Permits in accordance with the provisions of Section 9(d) hereof.
     (h) In the event that any of the contaminant levels of the atmosphere at the BOC Plant Site exceed the applicable amount set forth on Exhibit C hereto after the date hereof and, in the reasonable opinion of BOC, operation of the BOC Facility may be hazardous or the BOC Facility may be damaged, or BOC’s ability to meet the product specifications set forth in Paragraph I of Exhibit A hereto may be impaired as a result of such condition (a “Hazardous Condition”), Coffeyville Resources and BOC shall proceed as set forth in this Section 2(h). BOC shall promptly notify Coffeyville Resources thereof, specifying the particular contaminant levels and the effect thereof. Upon receipt of such notice, Coffeyville Resources shall, at its election within sixty (60) days thereafter proceed to do one of the following: (i) correct such condition by removal or modification of the contaminant source; (ii) request BOC to make such additions or modifications to the BOC Facility as BOC deems reasonably necessary to compensate for such Hazardous Condition, whereupon BOC shall undertake to do the same; or (iii) terminate this Agreement by providing written notice to BOC and paying to BOC the applicable termination fee listed on Exhibit I hereto. The cost of any action taken pursuant to the preceding sentence other than the payment of a termination fee by Coffeyville Resources pursuant to clause (iii) of such sentence shall be (x) borne by Coffeyville Resources if Coffeyville Resources was the cause of the Hazardous Condition, (y) borne by BOC if BOC was the cause of the Hazardous Condition, and (z) in all other cases borne equally by BOC and Coffeyville Resources.

     (i) Neither Coffeyville Resources nor BOC shall do or suffer anything to be done whereby the BOC Plant Site or the Facilities or any part thereof may be encumbered by any mechanics’ lien or other similar lien and if whenever and as often as any mechanics’ lien, or other similar lien is filed against the BOC Plant Site or the Facilities or any part thereof purporting to be for or on account of any labor, materials or services furnished in connection with any work in or about the BOC Plant Site or the Facilities done by, for or under the authority of either party hereto or anyone claiming by, through or under such party, such party shall discharge the same of record within sixty (60) days after the date of filing. Notwithstanding the above, each party hereto shall have the right to contest any such mechanics’ lien or other similar lien if within said sixty (60) day period stated above it notifies the other party in writing of its intention so to do and, if requested by the other party, deposits with such party a bond in favor of such party, with a surety company acceptable to such party as surety, in the total sum of at least one hundred twenty-five percent (125%) of the amount of the lien claim so contested, indemnifying and protecting such party from and against any liability, loss, damage, cost and expense of whatever kind or nature growing out of or in any way connected with said lien and the contest thereof, and if, and provided further, such party diligently prosecutes such contest, at all times effectively stays or prevents any official or judicial sale of the BOC Plant Site or the Facilities, or any part thereof or interest therein, under execution or otherwise, and pays or otherwise satisfies any final judgment adjudging or enforcing such contested lien claim and thereafter promptly procures record release or satisfaction thereof.
     (j) BOC shall have 360 days from and after any expiration or termination of this Agreement to remove the Facilities from the BOC Plant Site. BOC shall restore the BOC Plant Site to the condition it was in immediately prior to the time it was made available to BOC by Coffeyville Resources’ predecessor, Farmland Industries, Inc., but not including removing any foundations or other underground installations, and upon said removal of the Facilities, such foundation and underground installations shall become the property of Coffeyville Resources.
     (k) Coffeyville Resources, for itself and its duly authorized representatives and agents, reserves the right, upon reasonable notice to BOC, to enter the BOC Plant Site during the term of this Agreement for the purpose of (i) examining and inspecting the same as permitted hereunder and for the purpose of exercising any and all of Coffeyville Resource’s other rights under this Agreement, (ii) performing, at Coffeyville Resources’ option, such work in and about the BOC Plant Site as may be made necessary by reason of BOC’s default under any of the provisions of this Agreement, (iii) conducting environmental assessment, monitoring or compliance activities, and (iv) for such other purposes as Coffeyville Resources may reasonably determine to be necessary or appropriate. Coffeyville Resources may, during the progress of said work and activities mentioned in (ii) and (iii) above, keep and store on the BOC Plant Site all necessary materials, supplies and equipment, and Coffeyville Resources shall not be liable for any inconvenience, annoyances, disturbance, loss of business or other damage suffered by reason of the performance of any such work or by the storage of materials, supplies and equipment or by Coffeyville Resources’ exercise of any of its rights under this Agreement, except to the extent caused by the negligence of Coffeyville Resources or its representatives or agents.

     (1) BOC will consult with Coffeyville Resources and use all reasonable efforts to coordinate scheduled maintenance and other temporary scheduled interruptions in the operations of the Facilities during periods of scheduled down time for the Coffeyville Facilities.
     (m) BOC shall cooperate with Coffeyville Resources and any and all third parties at the Coffeyville Plant Site to coordinate the activities of all parties working at the Coffeyville Plant Site. Coffeyville Resources shall have the right, from time to time, to designate a contractor, agent or other representative of Coffeyville Resources’ choice to coordinate the activities of all contractors working on or near the BOC Plant Site or in connection with the Gasification Project. BOC shall cooperate with all such coordination efforts and shall take such steps as may be reasonably required for the orderly progress of the Gasification Project without interruption or disruption attributable to the acts or omissions of BOC. Coffeyville Resources and BOC shall, in general, and to the best of their ability, conduct their respective operations on or near the BOC Plant Site in such a manner as to cause no interference or disruption with the other’s operations. BOC acknowledges that Coffeyville Resources intends to operate the Coffeyville Facilities twenty-four (24) hours a day, seven days a week, during the time that BOC is performing its obligations hereunder, and BOC shall undertake its obligations hereunder in a manner that does not interrupt or disrupt the operations of the Coffeyville Facilities.
SECTION 3 PURCHASE AND SALE OF PRODUCT
     (a) It is anticipated that the BOC Plant will be operated on a continuous basis during the Supply Period and will produce a uniform volume of Product. From time to time Coffeyville Resources will advise BOC of the volume of Product it will purchase from BOC, such advice to be effective until new advice is given by Coffeyville Resources. Coffeyville Resources shall pay BOC for such Product in accordance with the provisions of Section 4 hereof. In the event Coffeyville Resources desires to take delivery of less Product than that amount described in Paragraph II of Exhibit A hereto, then Coffeyville Resources will continue to pay BOC for such Product in accordance with the provisions of Section 4 hereof, provided, however, that in the event that Coffeyville Resources desires to purchase less Product than that amount described in Paragraph II of Exhibit A for a period of more than twenty-four (24) hours, then the Supply Period shall be extended by that number of hours that is equal to the number of hours for which Coffeyville Resources desires to take delivery of less Product than that amount described in Paragraph II of Exhibit A, but not to exceed 180 days, and there shall be no Minimum Product Charge during such extension period.
     (b) (i) During the Supply Period, BOC shall sell and deliver to Coffeyville Resources, and Coffeyville Resources shall purchase and accept from BOC, Coffeyville Resources’ requirements of Product for its Gasification Project located at the Coffeyville Plant Site; provided, however, that BOC shall not be obligated to supply gaseous Oxygen Product or gaseous Nitrogen Product from the BOC Plant to Coffeyville Resources at an instantaneous flow rate in excess of the applicable rate that is stated in Paragraph II of Exhibit A or vaporized liquid Oxygen Product or vaporized liquid Nitrogen Product from the Liquid Product Storage Facility at a rate in excess of the applicable vaporization capacity set forth in Paragraph III of Exhibit A.

Delivery and transfer of title to all Product shall be made at the point where each of the Coffeyville Pipelines are connected to the corresponding BOC Pipelines.
          (ii) BOC’s delivery commitments to Coffeyville Resources, as stated in Paragraph 3(b) (i) above, shall be satisfied, primarily, by the delivery of gaseous Product produced at the BOC Plant; however, if the BOC Plant is not operating, or Coffeyville Resources’ requirements exceed the capacity of the BOC Plant, BOC will then supply Coffeyville Resources with vaporized liquid Product delivered from the inventory of the Liquid Product Storage Facility. If requested by Coffeyville Resources, BOC will replenish the inventory of the Liquid Product Storage Facility with hauled-in liquid product to the extent available from outside sources (“Supplemental Product”). Supplemental Product shall be billed to Coffeyville Resources as set forth in Paragraphs IV and V of Exhibit G.
          (iii) During the Supply Period, Coffeyville Resources shall not purchase any Oxygen Products or Nitrogen Products for any other use at the Coffeyville Plant Site from any third party except as set forth in section 3(d) below.
     (c) In the event that during the Supply Period BOC elects to produce Product in excess of the amount of Product to be purchased by Coffeyville Resources hereunder for the purpose of retaining, marketing and selling such Product for its own account pursuant to Section 5 hereof, BOC shall pay Coffeyville Resources any incremental cost Coffeyville Resources incurs in order to provide sufficient quantities of those items provided by Coffeyville Resources pursuant to Section 2(f) hereof to allow BOC to produce such excess Product.
          For the purposes of this Section 3(c), Coffeyville Resources’ incremental costs for liquid Oxygen Product and liquid Nitrogen Product retained by BOC for its own account and sold to third parties shall be deemed paid in full upon the credit to Coffeyville Resources by BOC of the following amounts:
(***) per ton of such liquid Oxygen Product
(***) per ton of such liquid Nitrogen Product
BOC shall meter all quantities of such liquid Product on BOC’s truck scales and shall calculate and provide to Coffeyville Resources all credits due to Coffeyville Resources therefor on a monthly basis. Coffeyville Resources will apply those credits against BOC’s invoices for the Minimum Product Charge.
     (d) If at any time during the Supply Period Coffeyville Resource’s requirements for Product exceed, or are expected to exceed, any of the instantaneous flow rates set forth in Paragraph II of Exhibit A by an amount which exceeds such instantaneous flow rate by at least 10 percent (the amount of such excess over and above 10% defined herein as “Excess Product”), then:
          i. Coffeyville Resources shall promptly provide BOC with written notice (“Excess Product Notice”) of the need for such Excess Product in accordance with Section 15 of this Agreement. Such Excess Product Notice shall include the approximate quantity of Excess

Product and the approximate date by which Coffeyville Resources requires such Excess Product (“Excess Product Date”); and
          ii. For 60 days following BOC’s receipt of such Excess Product Notice, BOC and Coffeyville Resources shall work together to jointly develop and request for Proposal (“RFP”) for the purpose of soliciting bids from third parties and BOC for supplying Excess Product to the Coffeyville Facilities by the Excess Product Date. BOC and Coffeyville Resources agree that it is their mutual intention that the RFP will not provide for the solicitation of bids for the sale of equipment, but will be limited to contracts for the supply of Excess Product; and
          iii. Coffeyville Resources shall have 60 days from the date BOC and Coffeyville Resources complete preparation of the RFP to distribute the RFP and solicit bids from BOC and any third party bidders (“Bidding Period”); provided, however, that if BOC and Coffeyville fail to complete the RFP by the time described in Section 3(d)(ii) above, then Coffeyville Resources may submit its own RFP to BOC and third parties and the 60 day Bidding Period would then start on the date of Coffeyville Resources’ distribution of such RFP; and
          iv. Within 7 days after the conclusion of the Bidding Period, Coffeyville Resources shall provide BOC with written notice (“Bid Decision Notice”), in accordance with Section 15 of this Agreement, as to whether: (a) it agrees to accept BOC’s bid; or (b) intends to accept one of the bids submitted by a third party; and
          v.  If Coffeyville Resources accepts BOC’S bid, then Coffeyville Resources shall purchase its Excess Product from BOC as of the Excess Product Date in accordance with the terms and conditions of BOC’s bid; and
(***)

(***)

SECTION 4 PRICING AND PAYMENT
     (a) Except as otherwise provided herein, Coffeyville Resources shall pay BOC in accordance with the pricing schedule set forth on Exhibit G hereto.
     (b) On or before the 10th day of each month, BOC shall submit an invoice (each, a “Minimum Product Charge Invoice”) to Coffeyville Resources covering the Minimum Product Charge applicable to such month. All Minimum Product Charge Invoices shall be on a net cash basis, payable by Coffeyviile Resources within twenty (20) days after receipt thereof. In the event BOC has not received payment within forty (40) days of the date of a Minimum Product Charge Invoice, BOC at its sole option may assess interest thereon at an annual rate equal to the prime rate then in effect at Chase Manhattan Bank, N.A., plus two percent (2%) from and after the date such payment was due to the date when paid.
     (c) On or before the 10th of each month, BOC shall submit an invoice (each, an “Other Charges Invoice”) to Coffeyville Resources covering all charges and other sums other than the Minimum Product Charge, if any, applicable to the immediately preceding month as well as all Product delivered prior to such month that was not covered by a prior invoice. All Other Charges Invoices shall be on a net cash basis, payable by Coffeyville Resources within ten (10) days after receipt thereof. In the event BOC has not received payment within thirty (30) days of the date of an Other Charges Invoice, BOC at its sole option may assess interest thereon at an annual rate equal to the prime rate then in effect at Chase Manhattan Bank, NA, plus two percent (2%) from and after the date such payment was due to the date when paid.
     (d) From time to time during the term of this Agreement, BOC shall have the right to increase the applicable unit prices for liquid Products in the pricing schedule set forth on Exhibit G hereto pursuant to this Section 4(d) by giving Coffeyville Resources written notice thereof. Said increased prices shall become effective thirty (30) days after the date of said notice; provided, however, that if Coffeyville Resources, within fifteen (15) days after the date of said notice, furnishes BOC with a bona fide, firm, written offer from a responsible seller offering to sell Coffeyville Resources comparable Product, in like quantities, under similar conditions and at a lower price, BOC shall within fifteen (15) days thereafter agree to either: (i) meet said lower price; or (ii) reinstate the price thereof in effect at the time of said notice of increase, whichever BOC, in its sole discretion, may elect.
     (e) During the Supply Period, Coffeyville Resources will provide a monthly credit to BOC for Lost Liquid Production (as “Lost Liquid Production” is defined below). The credit shall be calculated on a monthly basis using the following formula:
     ((***)/ton)[(Operating Days in Month)(120) — (Actual Tons Liquid Production)] = Credit
and will be capped at (***) in any single month. The (***)/ton price and (***)/month cap will adjust (up or down) on a monthly basis based upon the actual total power cost as billed to Coffeyville Resources by the City of Coffeyville, Kansas (expressed as $/KWH) compared to the actual total power cost in June 2005 (expressed as $/KWH). The actual total power cost in June

2005 was $.03965/KWH. As an example, attached as Exhibit K is the adjustment calculation per this paragraph for July 2005. For purposes of this Section 4(e), the following terms shall have the meanings set forth below:
          (i) “Operating Day” shall mean hours of operation in any calendar day during which BOC is providing all Products at the purity volumes and pressures provided for herein divided by 24.
          (ii) “Liquid Production” shall mean the sum of liquid Nitrogen Product and liquid Oxygen Product as determined by BOC scale tickets.
          (iii) “Lost Liquid Production” shall mean Liquid Production which is not realized by BOC solely due to the supply of High Pressure Air Product by BOC to Coffeyville Resources pursuant to this Agreement.
SECTION 5 ARGON, CO2 BYPRODUCT AND OTHER BYPRODUCTS
     (a) During the Supply Period, BOC shall be entitled to retain, market and sell for its own account: (i) all Argon produced by the BOC Plant; (ii) all CO2 Byproduct, except to the extent retained by Coffeyville Resources or its affiliates and except to the extent otherwise provided in or pursuant to Section 5(b) herein; and (iii) all other byproducts and other industrial gases, in liquid or gaseous form, produced by the BOC Plant, including Product in excess of BOC’s obligations to supply same to Coffeyville Resources hereunder. BOC shall be solely responsible for the proper disposal, in accordance with all applicable Environmental Laws and Permits of any and all byproducts and other emissions and wastes generated by the BOC Plant (including from CO2 Byproduct delivered to BOC) other than Products delivered to Coffeyville Resources hereunder. Except as permitted by Section 5(b) herein, Coffeyville Resources agrees that it will not sell or deliver CO2 Byproduct to anyone other than BOC, its affiliates and affiliates of Coffeyville Resources.
     (b) Subject to Paragraph 5(a) above, BOC and Coffeyville Resources hereby agree as follows:
          (i) For a period of no less than 90 days, commencing as of the effective date of this Agreement, which period shall be referred to as the “Initial Negotiating Period,” BOC and Coffeyville Resources shall negotiate in good faith to jointly develop projects relating to the marketing and sale of CO2 Byproduct produced by the Coffeyville Facilities (“CO2 Projects”) which are mutually acceptable to both parties. BOC and Coffeyville Resources further agree that each party can own up to a maximum of 50% of any individual CO2 Project.
          (ii) If BOC and Coffeyville fail to jointly develop CO2 Projects mutually acceptable to both parties during the Initial Negotiating Period, then, at any time after the expiration of the Initial Negotiating Period, either BOC or Coffeyville Resources (the “Proposing Party”) shall provide the other party (the “Receiving Party”) with written Notice of a Bona Fide Offer setting forth all terms of said Bona Fide Offer. Said Notice shall be provided in accordance with

Section 15 of this Agreement. A Bona Fide Offer may come from a third party, Coffeyville Resources or BOC.
          (iii) For a period of no less than 90 days, commencing as of the date written Notice of a Bona Fide Offer is received by the Receiving Party, BOC and Coffeyville Resources shall negotiate in good faith to consider the Bona Fide Offer. If BOC and Coffeyville Resources agree to accept the Bona Fide Offer, then, unless the parties agree otherwise, all profits, losses, tax credits and carbon sequestration credits earned in connection with the sale of CO2 Byproduct associated with the Bona Fide Offer shall be shared between BOC and Coffeyville Resources in the same proportion as the ownership proposed in connection with the related Bona Fide Offer. If, at the expiration of 90 days, BOC and Coffeyville Resources have not reached agreement as to whether to accept or reject the Bona Fide Offer, then the Proposing Party shall be authorized to accept the Bona Fide Offer, and shall have the exclusive right to retain 100% of all profits, tax credits and losses earned in connection with the sale of CO2 Byproduct to such Third Party Buyer. In that event, the Proposing Party shall indemnify and hold the Receiving Party, its directors, officers, agents, employees, subsidiaries, and affiliates, harmless from and against any and all claims, demands, judgments, liabilities or expenses arising out of or in any way connected with the Proposing Party’s use, transportation, marketing or sale of such CO2 Byproduct.
SECTION 6 TAXES
     (a) Coffeyville Resources shall pay the amount of all Federal, state and local taxes, however denominated (except taxes on BOC’s net income or for its general privilege to conduct business in any state), arising in connection with the production, sale or delivery of any Product hereunder, including, without limitation, all real and personal property taxes (and any payments associated with such taxes) applicable to the Facilities, or any part thereof. BOC agrees to use its commercially reasonable best efforts to secure such exemptions from real and personal property taxes as may be available now and from time to time with respect to the BOC Facilities. BOC will cooperate with Coffeyville Resources should Coffeyville Resources desire to contest any sales or other tax assessed by any governmental unit, all at Coffeyville Resources’ expense.
     (b) In the event that any tax covered by this Section 6 should be assessed against and paid by a party other than the party required hereunder to pay such tax, such other party shall promptly reimburse such party for such payment
     (c) Upon request, a properly completed exemption certificate (where appropriate) for any tax from which a party claims exemption shall be provided to the other party.
SECTION 7 PRODUCT SPECIFICATIONS
     BOC warrants that all Products and gas sold and delivered to Coffeyville Resources under this Agreement shall conform to the product specifications set forth in Paragraph I of Exhibit A hereto. THE WARRANTY SET FORTH IN THIS PARAGRAPH 7 IS IN LIEU OF ALL OTHER WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND OR

NATURE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, RESPECTING THE PRODUCTS AND GAS SOLD TO COFFEYVILLE RESOURCES.
SECTION 8 CLAIMS
     Written notice of all claims having anything to do with any Products delivered by BOC to the Coffeyville Pipelines or for failure to make timely delivery, shall be made within forty-five (45) days of such delivery, or of the date on which such delivery was to have been made, as the case may be. Written notice of all claims with respect to billing matters shall be made within one (1) year of the date of the relevant invoice. Failure by Coffeyville Resources to give such written notice within such time shall constitute a complete defense for BOC against such claims by Coffeyville Resources, except as otherwise specifically provided in Section 9 hereof.
SECTION 9 ALLOCATIONS OF RESPONSIBILITY
     (a) BOC shall bear the risk of loss with respect to all Product until Product is delivered by BOC to Coffeyville Resources under Section 3(b) hereof, at which time risk of loss shall pass to Coffeyville Resources.
     (b) Coffeyville Resources acknowledges that there are hazards associated with the use of Product. BOC will provide Coffeyville Resources with Material Safety Data Sheets setting forth the general hazards and safety information relating to Product. Coffeyville Resources hereby assumes all responsibility for warning its employees and its independent contractors exposed to Product of all such hazards and shall hold harmless and indemnify BOC from and against all liability arising from any failure to make such warnings, such indemnification to be subject to the provisions of Sections 19(e) and 19(f) hereof. BOC shall promptly notify Coffeyville Resources of any additional hazards of which BOC may, from time to time, become aware.
     (c) Final determination of the suitability of the Product (assuming such Product conforms to the specifications and other requirements of this Agreement) for any use contemplated by Coffeyville Resources is the sole responsibility of Coffeyville Resources, and BOC shall have no responsibility in connection therewith. Coffeyville Resources shall avail itself of testing devices to determine the purity of Product before Coffeyville Resources uses it at Coffeyville Resources’ discretion, but no error in, or failure to make, any such test shall impair any right on the part of Coffeyville Resources to pursue its remedies for breach of warranty hereunder.
     (d) BOC shall obtain, comply with and preserve in full force and effect all Permits necessary for the maintenance and operation of the BOC Facility. BOC shall cause all such Permits to be made available for inspection by Coffeyville Resources. Coffeyville Resources shall cooperate with BOC in obtaining and preserving all Permits necessary for the maintenance and operation of the BOC Facility and shall reimburse BOC for the actual cost of such Permits. BOC shall cooperate with Coffeyville Resources in obtaining and preserving any Permits necessary for the maintenance and operation of the Coffeyville Facilities. Prior to obtaining any Permit necessary for the maintenance or operation of the BOC Facility, BOC shall give

Coffeyville Resources notice thereof. If obtaining any Permit necessary for the maintenance or operation of the BOC Facility would have the direct or indirect effect of impairing Coffeyville Resources’ ownership, maintenance, operation and/or reasonably contemplated expansion of the Coffeyville Facilities, Coffeyville Resources shall give BOC notice thereof; and the parties shall cooperate to arrive at a fair and equitable resolution of such impairment.
     (e) BOC agrees to make such modifications to the BOC Facility as are required by governmental agencies or authorities, by the modification or change in interpretation of any applicable laws or Permits, or by the enactment or adoption of any new laws, so as to ensure that BOC’s maintenance and operation of the BOC Facility and Coffeyville Resources’ ownership, maintenance and operation of the Coffeyville Facilities, are in compliance therewith.
     (f) Other than any termination right Coffeyville Resources may have pursuant to the provisions of Section 13 hereof, Coffeyville Resources’ exclusive remedy for each unexcused failure on the part of BOC to deliver gaseous Product produced at the BOC Plant to Coffeyville Resources when required hereunder (including the delivery of gas that does not conform to the product specifications set forth in Paragraph I of Exhibit A hereto), whether or not such failure was caused, in whole or in part by any negligence, shall be to receive an abatement of the fees (together with any then applicable price adjustment) which Coffeyville Resources would otherwise have been obligated to pay to BOC pursuant to Section 4(a) of this Agreement from the date such failure occurs until such time as BOC resumes delivery of gaseous Product as required hereunder and all Products so delivered conform to the product specifications set forth in Paragraph I of Exhibit A hereto.
     (g) Other than any termination right Coffeyville Resources may have pursuant to the provisions of Section 13 hereof, Coffeyville Resources’ exclusive remedy for each unexcused failure on the part of BOC to deliver liquid Product from the Liquid Product Storage Facility or vaporized liquid product to Coffeyville Resources when required hereunder, whether or not such failure was caused, in whole or in part by any negligence, shall be to recover from BOC the difference between the cost to Coffeyville Resources of any reasonable purchase of Product in substitution for the Product that BOC so failed to deliver and the price of such quantity of Product hereunder, increased by any expenses incurred by Coffeyville Resources in connection with the procurement of the substitute Product and reduced by any expenses saved by Coffeyville Resources due to procurement of the substitute Product.
     (h) Other than any termination right Coffeyville Resources may have pursuant to the provisions of Section 13 hereof, Coffeyville Resources’ exclusive remedy for each unexcused failure or act on the part of BOC whereby liquid product or vaporized liquid product that does not conform to the product specifications set forth in Paragraph I of Exhibit A hereto is delivered from the Liquid Product Storage Facility to Coffeyville Resources, whether or not such failure or act was, in whole or in part, negligent, shall be to receive a refund of the price of such quantity of non-conforming product, or the replacement thereof with Product that does conform to said product specifications at no additional charge to Coffeyville Resources.
     (i) Except to the extent that BOC’s rights and obligations are materially adversely affected thereby, BOC shall provide all documents, reports, acknowledgments, consents to assignments, certifications and other information reasonably requested by any person or entity, or group of persons or entities, extending credit or making any financial accommodations directly or indirectly to Coffeyville Resources, or for Coffeyville Resources’ benefit, for purposes of financing or refinancing in any manner any costs or expenses related to the construction, commissioning or operation of all or any part of the Gasification Project (each, a “Finance Party”). BOC shall cooperate with all Finance Parties to the fullest extent possible. BOC shall also enter into such amendments to this Agreement as Coffeyville Resources may reasonably request in order to comply with any requirements imposed by any Finance Party to the extent that BOC’s rights and obligations are not materially adversely affected thereby.
SECTION 10 METERS
     BOC shall install and maintain such metering as may be necessary hereunder. Such metering shall be inspected by BOC for accuracy at least once per year. In addition, such metering shall also be inspected and tested for accuracy at such other times as either party may reasonably elect. Coffeyville Resources shall be notified of the times such tests are to be made and may observe such tests. BOC shall bear the cost of all such tests, except those requested by Coffeyville Resources that show that the meter tested was accurate within two percent (2%). If any meter is found to be inaccurate by more than two percent (2%), any billings based on such meter shall be adjusted to offset such inaccuracy with respect to only those deliveries made during the thirty (30) day period prior to such test or during the latter half of the period of time since the said meter was last previously tested, whichever period of time is shorter.
SECTION 11 EXCUSED NON-PERFORMANCE
     (a) Any failure, in whole or in part, by either party timely to perform any obligation on its part to be performed under this Agreement (except the obligation to pay monies when due) shall be excused to the extent that such failure is caused by any circumstance which is not within the reasonable control of the party whose performance is prevented, restricted or otherwise interfered with, including without limitation, by any act of God, flood, storm, earthquake, fire, explosion, strikes, lockouts, industrial disputes or disturbances or other labor difficulty (regardless of the reasonableness of the demands of labor or the power of the party concerned to concede), riot, war, blockades, civil disorder, equipment breakdown or malfunction that was unavoidable through proper maintenance, failure of product machinery or transportation facilities that was unavoidable through proper maintenance, failure of or interference with utilities or other sources of supply, accident or by any order, request or decree of any governmental body or agency (each, a “Force Majeure”). Upon the occurrence of a Force Majeure, the party affected thereby shall give prompt written notice thereof to the other party.
     (b) Each time that, due to any Force Majeure, BOC delivers less Product than is required by Coffeyville Resources under Section 3(a) or Coffeyville Resources is unable to take any Product for five (5) or more consecutive full days, that portion of the Minimum Product Charge (together with any then applicable price adjustment) which Coffeyville Resources would otherwise have been obligated to pay to BOC pursuant to this Agreement that is apportionable to such full days shall be abated. (Said number of full days shall be determined by dividing twenty-four into the number of hours during which any such failure to deliver continued and disregarding any fractional remainder). If either BOC or Coffeyville Resources so elects in writing, the Supply Period shall be extended for two times the number of full days with respect to which such Minimum Product Charge was so abated.
     (c) Subject to BOC’s obligations pursuant to Paragraph 2(1) hereof, BOC shall perform routine maintenance (scheduled and unscheduled) on the BOC Facility in accordance with generally accepted industry practices, and any such maintenance shall not be deemed a breach under this Agreement.
SECTION 12 PRICE ADJUSTMENTS
     Annually during the Supply Period, the Minimum Product Charge and the unit prices for gaseous Product purchased by Coffeyville Resources hereunder shall be subject to price adjustment by BOC as set forth in Exhibit B hereto.
SECTION 13 TERM
     (a) This Agreement shall be in effect from the date first set forth above to the expiration or termination of the Supply Period.
     (b) Either party shall have the right to terminate this Agreement in accordance with this Section 13(b) at any time in the event the other party fails to perform any material obligation hereunder for reasons other than a Force Majeure or as a direct result of a breach by the other party (a “Material Breach”). If either party (the “Other Party”) considers the other party (a “Breaching Party”) to have committed a Material Breach, the Other Party may give to the Breaching Party a notice of Material Breach stating the act or circumstances contended to be a Material Breach and the section of the Agreement alleged to have been breached, and demanding that the Material Breach be cured. If the Breaching Party fails to cure the Material Breach within thirty (30) days after receipt of the notice of Material Breach, the Other Party may terminate this Agreement upon thirty (30) days’ notice to the Breaching Party. If the nature of the Material Breach is such that it cannot be cured in thirty (30) days but a cure is commenced during such thirty (30) day period and diligently pursued thereafter, then such cure must be completed within 180 days from the date of notice of Material Breach, or the Other Party may terminate this Agreement on notice at any time after the expiration of such 180-day period unless such breach is then cured.
     (c) Either party shall have the right to terminate this Agreement upon written notice to the other party upon (i) any failure by the other party to satisfy any final judgment, decree or order against the other party which has not been stayed or appealed within thirty (30) days after the entry thereof and which would materially adversely affect the other party’s ability to perform its obligations under this Agreement if not so satisfied, stayed or appealed, or (ii) the other party shall (A) be or become insolvent or generally fail to pay its debts as they become due, or (B) voluntarily file a petition in bankruptcy or for reorganization under the United States Bankruptcy Code, or (C) have filed involuntarily against it a petition in bankruptcy or for reorganization under the United States Bankruptcy Code, which petition has not been stayed or dismissed within sixty (60) days after the filing thereof, or (D) voluntarily initiate any act, process or proceeding under any insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors, or (E) have initiated involuntarily against it any act, process or proceeding under any insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors; which act, process or proceeding has not been stayed or dismissed within sixty (60) days after the initiation thereof, or (iii) the other party is a party to any merger or consolidation in which it is not the surviving entity or is dissolved or liquidated.
     (d) In the event that this Agreement is terminated by Coffeyville Resources pursuant to Section 13(b) or 13(c) hereof, Coffeyville Resources shall have the right and option to purchase the Facilities on an “as is” and “where is” basis from BOC at the applicable purchase price listed on Exhibit H hereto (such option shall be referred to herein as the “Option”). The term of the Option shall commence on the date of such termination and shall expire 180 days thereafter. Coffeyville Resources may exercise the Option by providing written notice to BOC of its election to exercise the Option. In the event that Coffeyville Resources elects to exercise the Option, BOC shall sell and convey to Coffeyville Resources, and Coffeyville Resources shall purchase from BOC, the Facilities. The closing of the purchase of the Facilities shall take place on a mutually agreeable business day within sixty (60) days following the date BOC receives Coffeyville Resources’ notice of its election to exercise the Option. At the closing, Coffeyville Resources shall pay BOC the purchase price (as calculated above), and BOC shall transfer and assign the Facilities to Coffeyville Resources and shall deliver to Coffeyville a bill of sale and such other appropriate instruments of transfer and physical possession as shall, in the reasonable opinion of counsel for Coffeyville Resources, be effective to vest in Coffeyville Resources good and marketable title to the Facilities.
SECTION 14 ASSIGNMENT
     This Agreement is not assignable by either BOC or Coffeyville Resources except upon the written consent of the other party; provided, however, that such consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, Coffeyville Resources may assign this Agreement as contemplated or required by its financing scheme or to an affiliate without the consent of BOC so long as BOC’s rights and obligations are not materially adversely affected thereby. The Parties agree that for purposes of this Section 14, BOC’s rights and obligations shall not be deemed to be materially adversely affected by an assignment so long as Coffeyville Resources remains secondarily liable under this Agreement following such assignment.
SECTION 15 NOTICES
     Any notice or other communication required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given if delivered personally or sent by telex, telecopy, facsimile transmission or certified mail (postage prepaid, return receipt requested), addressed as provided below. Until another address or addresses shall be furnished in writing by either party, notices to BOC shall be given in duplicate, addressed as follows:

The BOC Group, Inc.
575 Mountain Avenue
Murray Hill, NJ 07974
Attention: General Counsel
And a copy also sent to:
BOC Gases
575 Mountain Avenue
Murray Hill, NJ 07974
Attention: Vice President — Product Management
and notices to Coffeyville Resources shall be addressed as follows:
Coffeyville Resources Nitrogen Fertilizers, LLC
10 East Cambridge Circle Drive
Suite 250
Kansas City, Kansas 66103
Attention: Chief Operating Officer
And a copy also sent to:
Coffeyville Resources Nitrogen Fertilizers, LLC
P.O. Box 5000
701 E. Martin Street
Coffeyville, Kansas 67337
Attention: Plant Manager
SECTION 16 GENERAL REPRESENTATIONS AND WARRANTIES
     (a) Each of the parties hereto make the following representations and warranties to the other party hereto, each of which is true and correct on the date hereof:
     (i) Such party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to transact business in the State of Kansas.
     (ii) Such party has the corporate power to execute and deliver this Agreement and to carry out the transactions contemplated hereby, and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate, nor constitute a breach or default under, the constituent documents of such party or any provision of any mortgage, lien, lease, agreement, instrument, order, judgment, decree, law, Permit or other restriction of any kind or character to which such party is subject.
     (iii) There is no claim, litigation or proceeding pending or, to the best knowledge of such party, threatened against such party which, if decided adversely to such party, would preclude it from consummating the transactions contemplated hereby or performing the obligations hereunder or would subject the other party to any liability.
     (iv) This Agreement has been duly authorized, executed and delivered by such party and is valid, binding and enforceable against it in accordance with its terms.
     (b) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, NEITHER PARTY HAS MADE ANY WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
SECTION 17 CONFIDENTIALITY
     The parties acknowledge and agree that to the extent either party receives any proprietary or confidential information regarding operations of the other (“Confidential Information”), such Confidential Information represents valuable information to the party disclosing such Confidential Information (the “Disclosing Party’), and the party receiving such Confidential Information (the “Receiving Party’) agrees (a) not to disclose any Confidential Information of the Disclosing Party to any third party without the written consent of the Disclosing Party, (b) not to use any Confidential Information of the Disclosing Party for any purpose, other than to accomplish the transactions contemplated under this Agreement, without the prior written consent of the Disclosing Party, (c) to limit access to the Disclosing Party’s Confidential Information to the Receiving Party’s employees who are directly involved with the transactions described in this Agreement, (d) to inform each employee to whom the Disclosing Party’s Confidential Information is disclosed of the restrictions as to the use and disclosure of such confidential Information and to ensure that each such employee shall observe such restrictions, and (e) to return all of the Disclosing Party’s Confidential Information upon termination of this Agreement. The restrictions on use and disclosure described above shall not apply to information that (i) was known to either party prior to disclosure by the other party, (ii) is or becomes part of the public knowledge or literature, through no fault of the party to which it was disclosed, (iii) is subsequently received as a matter of right without restriction or disclosure from a third party lawfully having possession thereof, or (iv) in the reasonable opinion of counsel to the Disclosing Party, is required to be disclosed by applicable law or regulation, by order of court or other governmental authority, or pursuant to any listing agreement with, or the rules or regulations of any national securities exchange on which securities of such party are listed or traded; provided, however, that prior to any such disclosure, the Receiving Party shall provide the Disclosing Party with reasonable notice and an opportunity to dispute or otherwise object to the required disclosure.

SECTION 18 RESOLUTION OF DISPUTES
     Except as otherwise specifically provided herein, the parties will in good faith attempt to resolve promptly and amicably any dispute (which term includes the failure to reach any agreement or grant any approval contemplated hereunder) between the parties arising out of or relating to this Agreement pursuant to this Section 18. In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has failed to fulfill any obligation hereunder, that its expectation of receiving due performance under this Agreement may be impaired, or that any other type of dispute between the parties arising out of or relating to this Agreement exists, such party will promptly notify the other in writing of the substance of its belief. The party receiving such notice must respond in writing within thirty (30) of receipt of such notice, which response must (i) provide evidence of cure of the condition specified or provide an explanation of why it believes that its performance is in accordance with the terms and conditions of this Agreement, and (ii) specify three (3) proposed dates, all of which must be within thirty (30) days from the date of the response, for a meeting to resolve the dispute. The claiming party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held on that date, which meeting shall be attended by a representative of each party with the power to settle the dispute and at which time the representatives shall engage in good faith discussions in an effort to resolve the dispute. If such representatives fail to resolve the dispute at such meeting, they will work together to resolve the dispute for a fifteen (15) day period following the meeting. If the dispute is not resolved within such fifteen (15) day period, the representatives shall refer the matter to the two individuals with primary operational responsibility for the respective parties at the level immediately subordinate to the respective chief executive officers of the parties. If such individuals fail to resolve the dispute within thirty (30) days, despite good faith attempts to do so, the parties will be free to pursue the remedies allowed under applicable law without prejudice. Regardless of the nature of the dispute that exists between the parties, both parties must continue to perform their obligations under this Agreement during any dispute resolution efforts.
SECTION 19 INDEMNIFICATION
     (a) BOC agrees to indemnify and hold Coffeyville Resources, its directors, officers, agents, employees, subsidiaries and affiliates (collectively, “Coffeyville Entities”) harmless from and against any and all claims, demands, judgments, liabilities or expenses for injury, sickness, disease or death to employees or other persons, or damage to property (subject to the limitations of Section 19(f) hereof) arising out of or in any way connected with BOC’s design, engineering, construction, installation, operation or maintenance of the BOC Facility or failure to comply with applicable laws or Permits related thereto or breach of any of the provisions of this Agreement. BOC agrees to defend, on behalf of the Coffeyville Entities, any suits, actions or proceedings arising out of or in any manner connected with any of the aforesaid causes and to reimburse the Coffeyville Entities for reasonable attorneys’ fees, settlements, losses, damages, satisfactions, costs or other expenses incurred by the Coffeyville Entities arising out of or in any manner connected with such suits, actions or proceedings. BOC’s obligation to indemnify, defend, reimburse and hold the Coffeyville Entities harmless shall extend to and include, but not be limited to, claims, demands, judgments, liabilities and expenses resulting from the personal injury, sickness, disease or death of any persons, regardless of whether BOC has paid the person under the provisions of any workers’ compensation statute or law, or other similar federal or state legislation for the protection of employees. BOC’s indemnification obligations hereunder shall exclude any liabilities (i) arising from any breach for which exclusive remedies are otherwise provided hereunder or (ii) to the extent caused by the negligence of Coffeyville Resources, its employees, agents or subcontractors.
     (b) BOC shall, at its sole expense, defend any claims, suits, actions or proceedings brought against the Coffeyville Entities based on a claim that the design, engineering, construction, installation, operation or maintenance of the Facilities or the use of any equipment, process or technology, or any part thereof, furnished or manufactured by BOC or any of BOC’s agents or subcontractors under this Agreement constitutes any infringement of U.S. patents or copyrights or constitutes an improper use of any other proprietary rights (except where such infringement or improper use is caused by the use of the Facilities in combination with any other equipment or process not supplied by, on behalf, or at the request of BOC or any of BOC’s agents or subcontractors or previously agreed in writing by BOC) (an “Alleged Infringement”), and BOC shall pay all damages and costs awarded by a court of competent jurisdiction unappealed or unappealable against Coffeyville Resources, provided that BOC is notified promptly in writing of any such claim (except that the failure to promptly provide such notice shall not release BOC from such obligations except to the extent BOC is materially prejudiced thereby), shall be given adequate authority, information and assistance for the defense of same and shall have the full control of the defense of any such suit, action or proceeding. BOC’s obligation to pay damages and costs under the foregoing sentence shall only apply to the extent the Alleged Infringement is caused by BOC. Coffeyville Resources shall have the right to participate at its own expense. BOC agrees to reimburse the Coffeyville Entities for any claims, settlements, losses, damages, satisfactions, costs or other expenses incurred by the Coffeyville Entities arising out of or in any manner connected with such claims, suits, actions or proceedings, to the extent the Alleged Infringement is caused by BOC. At BOC’s option, and at its expense, BOC may: (a) procure the right to continue using the Facilities as contemplated under this Agreement; or (b) replace the Facilities with non-infringing equipment (or modify the Facilities), provided that such replaced or modified Facilities shall not differ functionally from the original Facilities in any material way.
     (c) Coffeyville Resources agrees to indemnify and hold BOC, its directors, officers, agents, employees, subsidiaries and affiliates (collectively, “BOC Entities”) harmless from and against any and all claims, demands, judgments, liabilities and expenses for injury, sickness, disease or death to employees or other persons, or damage to property owned by parties other than BOC Entities, arising out of or in any way connected with Coffeyville Resources’ design, engineering, construction, installation, operation or maintenance of the Coffeyville Facilities or failure to comply with applicable laws or Permits related thereto or breach of any of the provisions of this Agreement. Coffeyville Resources agrees to defend, on behalf of the BOC Entities, any suits, actions or proceedings arising out of or in any manner connected with any of the aforesaid causes and to reimburse the BOC Entities for reasonable attorneys’ fees, settlements, losses, damages, satisfactions, costs or other expenses incurred by the BOC Entities arising out of or in any manner connected with such suits, actions or proceedings. Coffeyville Resources’ obligation to indemnify, defend, reimburse and hold the BOC Entities harmless shall extend to and include, but not be limited to, claims, demands, judgments, liabilities and expenses resulting from the personal injury, sickness, disease or death of any persons, regardless of whether Coffeyville Resources has paid the person under the provisions of any workers’ compensation statute or law, or other similar federal or state legislation for the protection of employees. Purchaser’s indemnification obligations hereunder shall exclude any liabilities (i) arising from any breach for which exclusive remedies are otherwise provided hereunder or (ii) to the extent caused by the negligence of BOC, its employees, agents or subcontractors.
     (d) Each Party agrees to defend, indemnify, and hold harmless the other Party from any loss, expense, claim, liability, demand or judgment arising out of or resulting from bodily injury to its employees while on property controlled by, and with the permission of, the other Party, except to the extent caused by the negligence of the other Party, its employees, agents or subcontractors.
     (e) A party entitled to indemnification under any provision of this Agreement is referred to herein as an “Indemnified Party,” and a party required to provide such indemnification is referred to herein as an “Indemnifying Party.” Promptly after receipt by an Indemnified Party of notice of the commencement of any action or the making of any claim, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnifying Party, notify the Indemnifying Party in writing thereof. In case any such action or claim is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement or making thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that the Indemnifying Party may elect by written notice to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action or claim, the Indemnifying Party will not be liable to such Indemnified Party under such indemnification for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.
     (f) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR DAMAGES DUE TO LOSS OF USE OF A FACILITY OR INDIRECT OR CONSEQUENTIAL DAMAGES CAUSED BY OR ARISING OUT OF, IN WHOLE OR IN PART, ANY NEGLIGENT ACT OR OMISSION.
SECTION 20 INSURANCE
     BOC, at its sole cost and expense, shall secure and maintain during the term of this Agreement, the following minimum insurance coverage with respect to the BOC Plant and its operations:
(1)	Workers’ compensation insurance which fully complies with applicable workers’ compensation and occupational disease laws and which shall cover all of BOC’s employees performing services in connection with matters contemplated by this Agreement. BOC shall obtain and provide to Coffeyville Resources a valid waiver of any right of subrogation against Coffeyville Resources or its employees for any injury or death to a person covered by or compensated under BOC’s workers’ compensation insurance, which waiver shall be executed by each of BOC’s workers’ compensation insurance carriers.

(2)	Employer’s liability insurance with limits of not less than $1,000,000 per occurrence.

(3)	Comprehensive commercial general liability insurance including products and completed operations, broad form property damage and broad form contractual liability, with a limit for bodily injury or death of not less than $10,000,000 per occurrence and a limit for property damage of not less than $10,000,000 per occurrence, or a combined single limit for bodily injury, death and property damage of not less $10,000,000 per occurrence. The annual aggregate limit shall not be less than $20,000,000. Coffeyville Resources shall be listed as an additional insured on such policies.

(4)	Automobile liability insurance with a combined single limit for bodily injury, death and property damage of not less than $2,000,000 per occurrence.

(5)	Property insurance for loss or damage to any property of BOC located within the Facilities, with limits of not less than $20,000,000.

(6)	Such other insurance as required by law.
BOC shall obtain and provide to Coffeyville Resources a valid waiver of any right of subrogation against Coffeyville Resources for damage to any property of BOC covered by BOC’s property insurance, which waiver shall be executed by each of BOC’s property insurance carriers. Similarly, Coffeyville Resources shall obtain and provide to BOC a valid waiver of any right of subrogation against BOC for damage to the property of Coffeyville Resources covered by Coffeyville Resources’ property insurance, which waiver shall be executed by each of Coffeyville Resources’ property insurance carriers. The insurance requirements listed above are the minimum requirements that are acceptable to Coffeyville Resources as of the date hereof and shall not be considered indicative of the ultimate amounts and types of insurance needed by BOC. Neither failure to comply nor full compliance with the insurance provisions of this Agreement shall limit or relieve BOC from its obligations under this Agreement. Upon request of Coffeyville Resources, BOC shall promptly furnish Coffeyville Resources certificates of insurance on forms reasonably approved by Coffeyville Resources listing all policies required of BOC above. Such certificates must provide for not less than 30 days’ prior written notice to Coffeyville Resources in the event of cancellation, nonrenewal or material change of any of such policies.
SECTION 21 TAKING & CASUALTY
     (a) In the event that the Facilities, or any material part thereof, shall be taken by any public authority or for any public use, or by the action of any public authority, then this Agreement may be terminated at the election of either BOC or Coffeyville Resources. Such election shall be made by the giving of notice by one party to the other within thirty (30) days after the right of election accrues. For purposes of this subsection (a), what constitutes a “material part” of the Facilities shall be reasonably determined by BOC.
     In the event of such a taking, Coffeyville Resources shall be entitled to the entire award, except that BOC shall be entitled to receive any portion of the award made specifically for damages sustained to BOC’s equipment, trade fixtures, moving expenses, the unamortized cost of its leasehold improvements, or loss of any portion of its business.
     If neither BOC nor Coffeyville Resources exercises any right of election provided in this subsection (a), this Agreement shall continue in full force and effect and BOC shall proceed to diligently and expeditiously repair or rebuild the Facilities to as nearly as possible the same condition as prior to the taking; provided, however, that the Minimum Product Charge (together with any then applicable price adjustment) which Coffeyville Resources would otherwise have been obligated to pay to BOC pursuant to this Agreement shall be abated from the date of the taking until such time as the Facilities are so repaired or rebuilt. To the extent that the awards or payments are insufficient to repair or rebuild the Facilities, BOC shall bear all excess costs of repairing and rebuilding the Facilities.
     (b) In the event that the Facilities, or any material part thereof, shall be destroyed or damaged by fire or casualty, and such destruction or damage is so severe that, based on any reasonable estimates (which BOC shall deliver to Coffeyville Resources within thirty (30) days of such destruction or damage), the Facilities cannot be placed in proper condition for use within sixteen (16) months of the date of the fire or casualty, then this Agreement may be terminated at the election of BOC or Coffeyville Resources. Such election shall be made by the giving of notice by one party to the other within sixty (60) days after the right of election accrues. For purposes of this subsection (b), what constitutes a “material part” of the Facilities shall be reasonably determined by BOC.
     In the event of termination pursuant to this subsection (b), BOC shall be entitled to the entire sum of insurance proceeds attributable to the buildings, fixtures and other property which is not owned by Coffeyville Resources, which proceeds are received by either BOC or Coffeyville Resources in connection with the fire or other casualty. BOC shall be entitled to receive the proceeds of any insurance purchased by BOC to cover its personal property, equipment and business operations.
     If neither BOC nor Coffeyville Resources exercises any right of election provided in this subsection (b), this Agreement shall continue in full force and effect and BOC shall proceed to diligently and expeditiously repair or rebuild the Facilities to as nearly as possible the same condition as prior to the taking, damage or destruction, provided, however, that the Minimum Product Charge (together with any then applicable price adjustment) which Coffeyville Resources would otherwise have been obligated to pay to BOC pursuant to this Agreement shall be abated from the date of the fire or casualty until such time as the Facilities are so repaired or rebuilt. To the extent that the proceeds of insurance are insufficient to repair or rebuild the Facilities, BOC shall bear all excess costs of repairing and rebuilding the Facilities.

SECTION 22 LIAISONS
     BOC and Coffeyville Resources shall each appoint and notify the other of a representative who shall be responsible for coordination and liaison between the parties. Either party may change its representative upon written notice to the other party.
SECTION 23 GENERAL PROVISIONS
     (a) The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any provision hereof.
     (b) All of the Exhibits attached hereto are incorporated herein and made a part of this Agreement by reference thereto.
     (c) This Agreement, and the Settlement Agreement and Mutual Release which the parties have entered into contemporaneously herewith, set forth the entire agreement between BOC and Coffeyville Resources with respect to the production, purchase and sale of Product for use at the Coffeyville Facilities. This Agreement supersedes and cancels all prior and contemporaneous agreements and understandings between the parties, whether oral or written, relating to the subject matter hereof, including, without limitation, (a) that certain letter agreement between BOC and Farmland Industries, Inc., dated May 14, 1997; (b) the December 3, 1997 On-Site Product Supply Agreement between The BOC Group, Inc. and Farmland Industries, Inc.; (c) Amendment No. 1 to the On-Site Product Supply Agreement between The BOC Group, Inc. and Farmland Industries, Inc., dated December 31, 1999 and (d) that certain letter agreement between BOC and Coffeyville Resources dated August 31, 2005.
     (d) No amendment, modification, change, waiver or discharge of, or addition to, any provision of this Agreement shall be effective unless the same is in writing and is signed or otherwise assented to in writing by an authorized individual on behalf of each party, and unless such writing specifically states that the same constitutes such an amendment, modification, change, waiver or discharge of, or addition to, one or more provisions of this Agreement.
     (e) The parties may, from time to time, use purchase orders, acknowledgments or other instruments to order, acknowledge or specify delivery times, suspensions, quantities or other similar specific matters concerning the Product or relating to performance hereunder, but the same are intended for convenience and record purposes only and any provisions which may be contained therein are not intended to (nor shall they serve to) add to or otherwise amend or modify any provision of this Agreement, even if signed or accepted on behalf of either party with or without qualification.
     (f) If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby and it is the intention of the parties that any such provision be reformed so as to make it enforceable to the maximum extent permissible under applicable law.

     (g) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (h) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SAID STATE. Any legal action or proceeding with respect to this Agreement or any document related hereto shall be brought exclusively in the courts of the State of Kansas or of the United States of America for the District of Kansas, and, by execution and delivery of this Agreement, the parties hereto hereby accept, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
     (i) The parties will comply with all applicable law and regulations in the performance of this Amended and Restated On-Site Product Supply Agreement.
IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

THE BOC GROUP, INC.

By: Name:	/s/ Trevor Burt Trevor Burt
Title:	PRESIDENT
Date:	13 JUNE 06

COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

By:	/s/ Stanley A. Riemann
Name:
Title:	C.O.O.
Date:	6/9/06

EXHIBIT A
CERTAIN SPECIFICATIONS, CAPABILITIES AND CAPACITIES
The product specifications set forth below specify normal operating specifications and, accordingly, the parties agree that delivery of Product not meeting the indicated specifications shall not be deemed a breach by BOC and BOC shall not be required to shut down the BOC Plant unless Coffeyville Resources expressly instructs BOC to do so in writing.* From time to time Coffeyville Resources may instruct BOC to decrease the normal operating specifications for Product by written notice, accepted by BOC.

*except as otherwise set forth below for Nitrogen Product
I.	Product Specifications
A.	Purity:

Oxygen Product: 99.60 mol.% (normal operating)

Nitrogen Product, with inerts:
99.99 mol.%
not more than 5 ppm of oxygen (normal operating, 10 ppm trip point)
CDA Product: Dew point -40°F (normal operating)
High Pressure Air Product: Dew Point -40°F (normal operating)
B.	Pressure at BOC Plant Battery Limits:

To the Gasification Project:
gaseous Oxygen Product:  850 psig ± 10 psi
gaseous Nitrogen Product: 500 psig ± 10 psi
CDA Product: 135 psig ± 10 psi
High Pressure Air Product: 900 psig ± 10 psi
To the adjacent refinery facility owned by Coffeyville Resources Refining & Marketing LLC or its successors or assigns (the “Refinery”):
gaseous Nitrogen Product: 200 psig ± 10 psi
gaseous Oxygen Product:   70 psig ± 10 psi

Notwithstanding that the above referenced Products may ultimately be used by the Refinery, it is strictly understood that BOC’s delivery hereunder is fulfilled by delivery to Coffeyville Resources at the point where each of the Coffeyville Pipelines are connected to the corresponding BOC Pipelines.
II. Production and Delivery Capabilities:
A.	High-Pressure (850 +/-10 psig) gaseous Oxygen Product:

(***) scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F).
B.	Low Pressure (70 +/- 5 psig) gaseous Oxygen Product to Refinery:

(***) scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F
C.	High-Pressure Air Product (900 +/-10 psig) for use in Urea Process #1 Decomposer Exchanger:

(***) scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F).

D.	gaseous Nitrogen Product (both 500 +/- 10 psig and 200 +/-10 psig, but excluding 1300 and 120 psig referred to in Section III A immediately below):

(***) total scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F).

E.	CDA Product:

(***) scf per hour (maximum instantaneous flow rate at 14.3 psia and 105°F dry bulb and 78°F wet bulb and cooling water at 85°F)
III.	Liquid Product Capacity
A.	liquid Nitrogen Product

Storage:	11,000 gallons (allocated)

Vaporization:	(***) scf per hour at 120 psig

(***) scf per hour at 1300 psig for up to 8 hours of continuous service
B.	liquid Oxygen Product

Storage:	11,000 gallons (allocated)

Vaporization:	(***) scf per hour at 850 psig for up to 8 hours of continuous service

EXHIBIT B
PRICE ADJUSTMENTS
I.	PROCEDURES
A.	Price adjustments shall be determined annually by BOC preparing a statement setting forth the change in the relevant index referred to below which may have occurred during the preceding calendar year and the price adjustment resulting therefrom, together with supporting computations prepared in the manner set forth in Paragraph II of this Exhibit B. Each such price adjustment shall be effective for the entire calendar year during which such statement is so prepared, upon notice to Coffeyville Resources by BOC.

B.	If the index referred to below is modified in any significant way or is no longer published, a new, substantially equivalent index shall be selected by mutual agreement of the parties.
II.	COMPUTATIONS

The following computations determine whether the monthly Minimum Product Charge and the unit prices for gaseous Product sold hereunder shall be increased or decreased:

The monthly Minimum Product Charge and the unit prices for gaseous Product will increase or decrease based upon the change in the annual average hourly earnings for the Series ID - ceu3232500006 (as reported by the U.S. Department of Labor, Bureau of Labor Statistics and hereafter referred to as “CAPI”) above a base level, which shall be the 2005 Annual Average CAPI. The applicable monthly Minimum Product Charge for a given year will be calculated in accordance with the formula below:

CMPC	=	BMPC	X	(1	+	CAPI2	-	CAPI1)

CAPI1
     where:

CMPC	=	Current monthly Minimum Product Charge, and each gaseous Product price, individually

BMPC	=	Base monthly Minimum Product Charge, and each gaseous Product price, individually, as follows:

(***) — Base Monthly Minimum Product Charge (***) — Base Gaseous Oxygen
(***) — Base Gaseous Nitrogen
(***) — Base CDA Product

CAPI1	=	2005 Annual Average CAPI

CAPI2	=	Most recent Annual Average CAPI

EXHIBIT C
ACCEPTABLE AIR CONTAMINANT LEVELS

MAXIMUM CONTINUOUS
COMPONENT	CONCENTRATION (VPM)
Carbon Dioxide	500.00

Methane	20.00

Ethane	0.20

Acetylene	5.00

Ethylene	0.10

Propane	0.03

Propylene	1.00

Butane	1.00

>C4 (non-aromatic)	1.00

Sulfur Compounds	Nil

Chlorides	Nil

NO and NO2	1.00

N2O	0.50

EXHIBIT D
THE COFFEYVILLE PLANT SITE

EXHIBIT D AMENDED AND RESTATED ON-SITE PRODUCT SUPPLY AGREEMENT BETWEEN THE BOC GROUP. INC. AND COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC PARKING Coffeyvllie Plant Site

EXHIBIT E
THE BOC PLANT SITE

EXHIBIT F
ITEMS TO BE PROVIDED BY COFFEYVILLE RESOURCES
Except as otherwise provided in this Agreement, the following items shall be provided by Coffeyville Resources:
Permanent Utilities
Power, 13.8 kv*
Steam
ASU 5,480 LB/hr average,
15,330 LB/hr peak;
primary 600 psig minimum,
490°F; secondary 550 psig
minimum, 550°F
Reactor 6,200 LB/hr when
Vaporizing
100 psig minimum, 330°F
Hydrogen, 1875 scfh average
(within specifications
listed on Exhibit F-2)
Telephone Line
Cooling water supply (within specifications listed on Exhibit F-1)
      and return (15,175 gpm)
Steam and condensate drain
Sewer services, oil/water, storm and sanitary
Potable water
Fire water
Instrument air
All Tie-Ins (including final Pipeline and utility pipeline tie-ins)
Permanent security and site access

*	While permanent power is intended to be provided at Coffeyville Resources’ cost, the following shall apply:
BOC and Coffeyville Resources shall split the cost of power above 29.092 MW and below 35.00 MW (“Excess Power”) on a 50/50 basis. The Excess Power will be calculated on a monthly basis in accordance with the methodology set forth in Exhibit F-3, using actual demand, coincident peak, MWH usage, and energy and PCA charges set forth on the invoices issued by the City of Coffeyville to Coffeyville Resources.

EXHIBIT F-1
COOLING WATER SPECIFICATIONS
The following are the requirements for the cooling water being provided by Coffeyville Resources:

•	Pressure at battery limits	55 psig

•	Allowable pressure drop at battery levels	25 psi

•	Maximum temperature rise at battery levels	20°F

•	Specifications:

Circulating Water
Total Alkalinity (methyl orange)	250 ppm

Total Suspended Solids	5 ppm

Total Dissolved Solids	3500 ppm

Iron	3 ppm

Calcium Hardness (as CaCO3)	1000 ppm

Silica (SiO2)	200 ppm

Sulfates (SO4)	500 ppm

Chlorides (CI)	350 ppm

Chlorine (free)	0.5 ppm

Total Phosphates (as P)	10 ppm

pH	7.0-8.5	*

Corrosives (H2S, organic acids, etc.)	Nil

Organic matter	Nil

Copper	1 ppm

Zinc	1 ppm

*	Infrequent and short-interval excursions up to 8.9 are possible, and Coffeyville Resources will alarm at 8.5.

EXHIBIT F-2
HYDROGEN SPECIFICATIONS
     The hydrogen being provided by Coffeyville Resources shall have a minimum purity of 99.3% hydrogen and shall conform to the following additional purity requirements:

Component	Maximum Amount
Oxygen	0.1%
Nitrogen	0.6%
Carbon Monoxide	2 ppm
Carbon Dioxide	2 ppm
Water	0.1%
Methane	2 ppm
Total Hydrocarbons	2 ppm
Argon	0.2%

EXHIBIT F-3
Excess Power Calculation Methodology, June 2005

Demand Allocation	29.092 MW per Contract
Coincident Demand	34.620 MW City of Coffeyville Invoice
Excess Demand	5.528 MW

Actual Usage	23.818 MW City of Coffeyville Invoice
Excess Usage
     Actual Usage — (Demand Allocation x Operating Days in Month x 24 Hrs.)
23,818,000 — (29,092 x 30 x 24)

23,818,000—20,946,240	=	2,871,760 KWH
Demand Charge

Excess Demand	x $8670 per MW
5.528	x $8670	=	$48,425.28

Schedule 5	5.528 x $73.12	=	$404.21
Schedule 6	5.528 x $72.80	=	$402.44
Usage Charge

Base Energy	2,871,760 x .01870	=	$53,701.91
PCA	2,871,760 x .00271	=	$7,782.47
Wheeling	2,871,760 x .00200	=	$5,743.52

	TOTAL		$116,459.83

	50/50 Split		$58,229.92
Excess Power Charge to be reimbursed by BOC to Coffeyville Resources

EXHIBIT G
PRICING SCHEDULE
I.	During the Supply Period, Coffeyville Resources shall pay BOC (***) per month as a monthly Minimum Product Charge for the commitment of the Facilities and the availability during each calendar month of high pressure gaseous Oxygen Product from the output of the BOC Plant at instantaneous flow rates not exceeding (***) scf per hour, low pressure gaseous Oxygen Product at instaneous flow rates not exceeding (***) scf per hour, gaseous Nitrogen Product (both 500 psi and 200 psi) from the output of the BOC Plant at instantaneous flow rates not exceeding a total of (***) scf per hour, and High Pressure Air Product at instantaneous flow rates not exceeding (***) scf per hour and CDA Product at instantaneous flow rates not exceeding (***) scf per hour.

II.	During the Supply Period, Coffeyville Resources shall pay BOC (***) per 100 scf for all quantities of gaseous Oxygen Product delivered to Coffeyville Resources during a calendar month from the output of the BOC Plant, at total instantaneous flow rates exceeding (***) scf per hour.

III.	During the Supply Period, Coffeyville Resources shall pay BOC (***) per 100 scf for all quantities of gaseous Nitrogen Product delivered to Coffeyville Resources during a calendar month from the output of the BOC Plant, at instantaneous flow rates exceeding a total of (***) scf per hour.

IV.	During the Supply Period, Coffeyville Resources shall pay BOC (***) per 100 scf for the gaseous equivalent of all liquid Oxygen Product delivered from the inventory of the Liquid Product Storage Facility. Supplemental Product delivered to Coffeyville Resources at Coffeyville Resources’ request in accordance with Paragraph 3b(ii) shall be billed to Coffeyville Resources FOB point of origin.

V.	During the Supply Period, Coffeyville Resources shall pay BOC (***) per 100 scf for the gaseous equivalent of all liquid Nitrogen Product delivered from the inventory of the Liquid Product Storage Facility. Supplemental Product delivered to Coffeyville Resources at Coffeyville Resources’ request in accordance with Paragraph 3b(ii) shall be billed to Coffeyville Resources FOB point of origin.

VI.	During the Supply Period, Coffeyville Resources shall pay BOC (***) per 100 scf for all quantities of CDA Product delivered to Coffeyville Resources during a calendar month at instantaneous flow rates exceeding (***) scf per hour.
The Minimum Product Charge and the unit prices for gaseous Product set forth above in Paragraphs I, II, III and VI of this Exhibit G shall be subject to adjustment as more specifically set forth in Section 12 of the Agreement and on Exhibit B to the Agreement.

EXHIBIT H
PURCHASE PRICE
Paragraph 13(d)

Year of Supply Period During Which Purchase Occurs	Purchase Price
1. June 1, 2005 - May 31, 2006	(***)
2. June 1, 2006-May 31, 2007	(***)
3. June 1, 2007-May 31, 2008	(***)
4, June 1, 2008-May 31, 2009	(***)
5. June l, 2009-May 31, 2010	(***)
6. June 1, 2010-May 31, 2011	(***)
7. June l, 2011-May 31, 2012	(***)
8. June 1, 2012-May 31, 2013	(***)
9. June 1, 2013-May 31, 2014	(***)
10. June 1, 2014-May 31, 2015	(***)
11. June 1, 2015-May 31, 2016	(***)
12. June 1, 2016-May 31, 2017	(***)
13. June 1, 2017-May 31, 2018	(***)
14. June 1, 2018-May 31, 2019	(***)
15. June 1, 2019-April 30, 2020	(***)
BOC retains ownership of the liquid oxygen and liquid nitrogen storage tanks.

EXHIBIT I
TERMINATION FEE
Paragraph 2(h)

Year of Supply Period During Which Termination Occurs	Termination Fee
1. June 1, 2005-May 31, 2006	(***)
2. June 1, 2006-May 31, 2007	(***)
3. June 1, 2007-May 31, 2008	(***)
4. June 1, 2008-May 31, 2009	(***)
5. June 1, 2009-May 31, 2010	(***)
6. June 1, 2010-May 31, 2011	(***)
7. June 1, 2011-May 31, 2012	(***)
8. June l, 2012-May 31, 2013	(***)
9. June 1, 2013-May 31, 2014	(***)
10. June 1, 2014-May 31, 2015	(***)
11. June 1, 2015-May 31, 2016	(***)
12. June l, 2016-May 31, 2017	(***)
13. June 1, 2017-May 31, 2018	(***)
14. June 1, 2018-May 31, 2019	(***)
15. June 1, 2019-April 30, 2020	(***)

EXHIBIT J
FARMLAND MEMORANDUM OF LICENSE

EXHIBIT K
Calculation of Lost Liquid Adjustment Factor, July 2005

June 2005 Total Power Bill	$1,675,534.28
June 2005 Total Usage (KWH)	42,263,000.00

June 2005 Total Power Cost ($/KWH)	$1,675,534.28 /42,263,000 =$.03965/KWH

July 2005 Total Power Bill	$1,674,041.22
July 2005 Total Usage (KWH)	44,069,000.00

July 2005 Total Power Cost ($/KWH)	$1,674,041.22 /44,069,000 = $.03799/KWH

July 2005 Adjustment Factor	July Total Cost / June Total Cost = $.03799 / $.03965 = .9581

July 2005 Liquid Margin/Ton	(***) × .9581 = (***)
July Cap	(***) × .9581 = (***)

MEMORANDUM OF LICENSE
          THIS MEMORANDUM, made and entered into as of this 23rd day of December, 1997, by and between Farmland Industries, Inc., a Kansas cooperative corporation, hereinafter called “Farmland,” and The BOC Group, Inc., a Delaware corporation, hereinafter called “BOC”.
          WITNESSETH:
          1. Farmland hereby grants to BOC and its directors, officers, employees, agents, contractors and subcontractors, (a) a non-exclusive license, in common with Farmland, its employees, agents, contractors and licensees, for ingress, egress and access, with or without vehicles, equipment, materials and machinery over and across the lands and property owned by Farmland in Montgomery County, Kansas, to and from the parcel of land which is more particularly described on Exhibit A attached hereto and by this reference made a part hereof (the “BOC Site”), and (b) an exclusive license to occupy, use and construct on the BOC Site (subject to the reservation by Farmland for itself and its employees, agents, contractors, tenants and licensees of the right to use the BOC Site for certain designated purposes), and to install, modify, improve, operate and remove any and all equipment, machinery and other facilities installed thereon during the term of such license, all of which equipment, machinery and facilities shall be deemed to be, and shall remain, the personal property of BOC, all as more fully set forth in and subject to the provisions of that certain On-Site Product Supply Agreement (the “Agreement”), dated as of December 3, 1997 and effective as of December 12, 1997, by and between Farmland and BOC. The Agreement is hereby incorporated by reference and made a part hereof as if fully set forth herein.
          2. The term of the Agreement commences on December 12, 1997, and ends as provided in Section 13(a) of the Agreement.
          3. In the event of any conflict or inconsistency between the terms of this Memorandum and the terms of the Agreement, the terms of the Agreement shall control.
          IN WITNESS WHEREOF, Farmland and BOC have executed this Memorandum as of the date first above written,

The BOC Group, Inc.		Farmland Industries, Inc.

By: Name:	/s/ Glenn Fischer Glenn Fischer	By: Name:	/s/Allan D. Holiday ALLAN D. HOLIDAY
Title:	Pres. – BOC Gases Americas	Title:	PROJECT MANAGER

Date: 1/19/98		Date:	12-23-97

Harriette Mitchem The Bcc Group 575 Mountain ave Murray Hill, NJ 07974-2082	$12.00 MISCELLANEOUS DOCUMENT 11 MAR 98 2:08 P.M. RECEIPT 21 STATE OF KANSAS MONTGOMERY COUNTY RECORDED BOOK 468 PAGE 93 JEANNE BURTON — REGISTER OF DEEDS

STATE OF	MISSOURI	)

		)	SS.
COUNTY OF	CLAY	)

     This instrument was acknowledged before me this 23rd day of December, 1997, by Allan D. Holiday, as Project Manager of Farmland Industries, Inc., a Kansas corporation.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/ Mary E. Mockridge Printed Name: Mary E. Mockridge Notary Public in and for said County and State

My Commission Expires:

MARY E. MOCKRIDGE

Notary Public — State of Missouri
Commissioned In Clay County
My Commission Expires June 2, 2001

STATE OF	New Jersey	)

		)	SS.
COUNTY OF	Union	)

     This instrument was acknowledged before me this 19th day of January, 1998, by Glenn Fischer as Vice President of The BOC Group, Inc., a Delaware corporation.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/ Dolores M. Forziati Printed Name: DOLORES M. FORZIATI Notary Public in and for said County and State

My Commission Expires:
DOLORES M. FORZIATI
Notary Public of New Jersey
My Commission Expires August 24, 19[ILLEGIBLE]

Exhibit A
A PART OF BLOCK 9 OF MONTGOMERY’S ADDITION TO THE CITY OF COFFEYVILLE, MONTGOMERY COUNTY, KANSAS, DESCRIBED AS FOLLOWS: COMMENCING AT THE SE CORNER OF SAID BLOCK 9; THENCE ON AN ASSUMED BEARING OF N89°18’05”W ALONG THE SOUTH LINE OF SAID BLOCK 9 A DISTANCE OF 63.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING N89°18’05”W ALONG SAID SOUTH LINE A DISTANCE OF 300.03 FEET; THENCE N°00’00”E A DISTANCE OF 290.64 FEET; THENCE N90°00’00”E A DISTANCE OF 300.00 FEET; THENCE S00°00’00”E A DISTANCE OF 294.30 FEET TO THE POINT OF BEGINNING.

Record and return to:
Harriette Mitchem
The Boc Group
575 Mountain Avenue
Murray Hill, NJ 07974-2082